EXHIBIT 5.1

FIFTH THIRD BANCORP

Fifth Third Center

Cincinnati, Ohio 45263

June 4, 2009

Fifth Third Bancorp

38 Fountain Square Plaza

Cincinnati, Ohio 45263

RE:	Issuance of up to $1,000,000,000 Aggregate Gross Sales Price of
Common Shares of Fifth Third Bancorp

Ladies and Gentlemen:

I have acted as counsel to Fifth Third Bancorp, an Ohio corporation (“Company”), in connection with a Registration Statement on Form S-3 (Registration No. 333-141560) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) relating to the offering and sale from time to time of the Company’s common shares, no par value (the “Common Shares”) having an aggregate gross sales price of up to $1,000,000,000 (the “Shares”), by Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as sales agents and/or principals (the “Managers”), pursuant to the Equity Distribution Agreement, dated May 20, 2009, as amended by Amendment No. 1 to the Equity Distribution Agreement dated as of June 4, 2009 (together, the “Distribution Agreement”), between the Company and the Managers.

The Common Shares may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and any supplements thereto.

I have examined such documents, including the resolutions of the Board of Directors of the Company (together, the “Resolutions”), and have reviewed such questions of law, as I have considered necessary and appropriate for the purposes of the opinions set forth below. In rendering the opinions set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies.

I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to this opinion, I have relied upon certificates of officers of the Company and of public officials. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in each form incorporated by reference as exhibits to the Registration Statement.

On the basis of the foregoing, I express the opinion that, when issued, delivered and paid for in accordance with the terms of the Distribution Agreement, the Shares will be validly issued, fully paid and non-assessable.

In rendering the opinions set forth above, I have assumed that, at the time of the delivery of the Shares, the Resolutions referred to above will not have been modified or rescinded, there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of the Shares, the Registration Statement will continue to be effective, none of the particular terms of the Shares will violate any applicable law and neither the issuance and sale thereof nor the compliance by the Company with the terms thereof will result in a violation of any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.

The opinions expressed above are limited to the laws of the State of Ohio and the federal laws of the United States of America.

I hereby consent to the filing of this opinion as part of the above-referenced Registration Statement and amendments thereto.

Very truly yours,

FIFTH THIRD BANCORP

By:	/s/ PAUL L. REYNOLDS
Paul L. Reynolds, General Counsel

2